Exhibit 99.1

INVESTOR CONTACT:

Judy Davies, VP, Investor Relations and Marketing Communications

+1 408-864-7549

judy.davies@verigy.com

Verigy Reaffirms Third Quarter Revenue and Gross Margin Guidance Range

CUPERTINO, Calif., July 8, 2009 – Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today updated certain financial guidance for its third fiscal quarter ending July 31, 2009.

Revenue for the third quarter is expected to increase 10 percent to 25 percent from the $71 million reported for the second quarter, which is consistent with prior guidance. As Verigy previously disclosed, the company does not expect third quarter revenue from Touchdown Technologies, which it acquired on June 15, 2009. Also consistent with previous guidance, Verigy expects gross margins to improve from two to five percentage points from the 31 percent level reported for its second quarter.

As a result of the acquisition of Touchdown Technologies, Verigy expects incremental cash consumption of approximately $4 million in the third quarter from the levels that would have been incurred absent the acquisition. In addition, as previously disclosed, while Verigy expects this acquisition to incrementally increase its quarterly $110 million breakeven target in the near term, the company has not yet quantified the overall impact to its total company target model.

Verigy expects to announce the full results of its third quarter financial results on August 20, 2009. Additional details of the earnings announcement and related webcast investor call will be provided at a later date.

About Verigy

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SoC) test solutions, and memory test solutions for flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Advanced analysis tools accelerate design debug and yield ramp processes for Verigy’s customers. Additional information about Verigy can be found at www.verigy.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements about our expected revenue, gross margin and cash consumption for the fiscal quarter ending July 31, 2009. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties include, but are not limited to, continued uncertainty surrounding the timing and strength of the global economic recovery and the impact on our customers and orders, the strength of our customers’ businesses and unforeseen changes in the demand for current and new products and technologies. Additional factors that may cause results to differ materially from those in the forward-looking statements are discussed in our most recent SEC filings. In those filings you will find descriptions of risk factors that could affect our future results. These forward-looking statements are only valid as of this date, and Verigy undertakes no duty to update any forward-looking statements.

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